EXHIBIT 99.1


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

                 Pioneer Receives Proceeds of $300 Million from
                 Third Volumetric Production Payment Transaction


Dallas, Texas, April 18, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that it has closed a third volumetric production payment (VPP) transaction under which it sold 7.3 million barrels oil equivalent (BOE) of proved reserves, or less than one percent of the Company's total proved reserves, for proceeds of $300 million. The Company received over $41 per BOE at a discount rate of 5.2%, or approximately $34 per BOE after adjustment for the operating costs for which Pioneer maintains responsibility.

Through the VPP, Pioneer sold a limited term overriding royalty interest in a portion of its Spraberry oil and gas field. The oil sold through the VPP is for a 5-year term beginning January 1, 2006, while the gas sold is for a 32-month term beginning May 1, 2005. The production sold represents less than 20% of Pioneer's daily production from the field during the term of the VPP and approximately 2% of the Company's proved Spraberry reserves. The schedule of production volumes sold and related deferred revenue amortization by year is as follows:

                                                                             Deferred Revenue
                Oil Production       Gas Production       Total Production     Amortization
     Year      (million barrels)   (billion cubic feet)     (million BOE)        (millions)
     ----      -----------------   --------------------   ----------------   ----------------
     2005             -                   1.6                    0.3              $  10
     2006            1.4                  2.3                    1.8              $  73
     2007            1.3                  2.1                    1.7              $  68
     2008            1.2                   -                     1.2              $  52
     2009            1.2                   -                     1.2              $  50
     2010            1.1                   -                     1.1              $  47
                     ---                  ---                    ---               ----
     Total           6.2                  6.0                    7.3              $ 300

Scott D. Sheffield, Chairman and CEO, stated, "The VPP allows us to unlock the value of our long-lived assets at today's high oil and gas prices. The VPP proceeds, coupled with the strong free cash flow we expect to generate this year, will enhance our financial flexibility to develop future exploration successes, secure accretive, bolt-on acquisitions, support share repurchases and potentially increase future dividends."

Barclays Capital, the investment banking division of Barclays Bank PLC, has arranged or provided the capital to the purchaser of the VPP.

The VPP is a particularly effective monetization strategy for Pioneer's longer-lived asset base due to the predictability of the production stream and related operating costs. The VPP transaction allows the Company to accelerate this revenue stream at a low discount rate, while eliminating commodity price and interest rate risk. Pioneer also keeps the oil and gas reserves and production stream beyond the limited term of the VPP and retains the upside of future development drilling.

For reporting purposes, Pioneer's production and reserves will be reduced by the oil and gas volumes sold via the VPP, and the proceeds will be reported as Deferred Revenue on the balance sheet. Over the term of the VPP, the Deferred Revenue balance will be amortized and reported as noncash oil and gas revenues, thereby causing oil and gas revenues per BOE to rise as a result of the VPP volumes not being reflected in production. Because Pioneer retains all operating


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costs and the depreciation,  depletion and amortization costs related to the oil and gas production sold, these costs, when calculated on a per BOE basis, will also increase, recognizing that the VPP volumes are not included in production or proved reserves. Interest expense will decrease as a result of the proceeds being applied to outstanding debt.

The VPP proceeds are not immediately taxable and will be included in taxable income over the term of the VPP.

In January of this year, Pioneer announced the closing of its first two VPPs with proceeds totaling $593 million. These VPPs included oil reserves from the Spraberry field and gas reserves from the Hugoton field.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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